UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF l934

Ares Management, L.P.

(Exact name of registrant as specified in its charter)

Delaware	80-0962035
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, 12th Floor
Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
7.00% Series A Preferred Shares Representing Limited Partner Interests	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-211239.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Explanatory Note

Ares Management, L.P. (the “Registrant”) previously filed a Registration Statement on Form 8-A on June 9, 2016 with respect to preferred units representing limited partner interests of the Registrant (the “Prior Form 8-A”). Effective March 1, 2018, the Registrant amended its Second Amended and Restated Agreement of Limited Partnership to change the name of the Registrant’s 7.00% Series A Preferred Units representing limited partner interests (the “Preferred Units”) to 7.00% Series A Preferred Shares representing limited partner interests (the “Preferred Shares”). The Registrant is amending the Prior Form 8-A to reflect such change. The terms of such Preferred Shares, and the associated rights, remain unchanged.

Item 1. Description of Registrant’s Securities to be Registered.

The description of the Preferred Units of the Registrant included under the captions “Conflicts of Interest and Fiduciary Responsibilities,” “Description of Units” and “Material Provisions of Ares Management, L.P. Limited Partnership Agreement” in the prospectus forming a part of the Registrant’s Registration Statement on Form S-3, as originally filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2016 (Registration No. 333-211239), including exhibits, as amended (the “Prospectus”), and the description of the Preferred Units included under the caption “Description of the Series A Preferred Units” in the prospectus supplement originally filed with the Commission on June 1, 2016, including exhibits, as amended (the “Prospectus Supplement” and collectively with the Prospectus, the “Registration Statement”), are hereby incorporated by reference herein, and are supplemented and updated by the information included in “Item 9B. Other Information” of the Registrant’s Annual Report on Form 10-K filed with the Commission on March 1, 2018, which is also incorporated by reference herein.

Item 2. Exhibits.

Number	Exhibit Description

3.1

Certificate of Limited Partnership of Ares Management, L.P. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-36429) filed with the SEC on February 29, 2016).

3.2

Third Amended and Restated Agreement of Limited Partnership of Ares Management, L.P. dated March 1, 2018 (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-36429) filed with the SEC on March 1, 2018).

4.1

Amended Form of 7.00% Series A Preferred Share Certificate (incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K (File No. 001-36429) filed with the SEC on March 1, 2018).

99.1

Second Amended and Restated Limited Liability Company Agreement of Ares Management GP LLC dated June 8, 2016 (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File
No. 001-36429) filed with the SEC on June 9, 2016).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 1, 2018	Ares Management, L.P.

	By:	Ares Management GP LLC, its general partner

	By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Executive Vice President, Chief Legal Officer and Secretary